                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)

                              CANCERVAX CORPORATION
                                (Name of Issuer)

                   COMMON STOCK, PAR VALUE $0.00004 PER SHARE
                         (Title of Class of Securities)

                                    13738Y107
                                 (CUSIP Number)

                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)



        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]    Rule 13d-1(b)

        [X]    Rule 13d-1(c)

        [ ]    Rule 13d-1(d)

---------------------------------                     --------------------------
      CUSIP No. 13738Y108              13G                Page 2 of 10 Pages
---------------------------------                     --------------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           DONALD L. MORTON, M.D.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*              (a)  [ ]

                                                                        (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
   NUMBER OF        5    SOLE VOTING POWER
                         4,637,011
    SHARES        --------------------------------------------------------------
                    6    SHARED VOTING POWER
 BENEFICIALLY            544,471 (1)
                  --------------------------------------------------------------
 OWNED BY EACH      7    SOLE DISPOSITIVE POWER
                         4,637,011
  REPORTING       --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
 PERSON WITH             544,471 (1)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           5,181,482 (1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
           EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           18.6% (2)
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Of these shares, 400,000 are owned by the Donald L. Morton, M.D., Grantor Retained Annuity Trust #2 dated 9/27/2005, and 114,471 are held in the name of the Donald L. Morton, M.D., Grantor Retained Annuity Trust dated 9/6/2002, and are currently distributable to The Morton Children's Trust dated 9/6/2002. The Reporting Party disclaims beneficial ownership of all 544,471 shares.

(2)  Based on 27,880,000 shares of common stock outstanding.

---------------------------------                     --------------------------
      CUSIP No. 13738Y108              13G                Page 3 of 10 Pages
---------------------------------                     --------------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           DONALD L. MORTON FAMILY TRUST DATED JUNE 2, 1989, DONALD L.
           MORTON TRUSTEE
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*              (a)  [ ]

                                                                        (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA, UNITED STATES
--------------------------------------------------------------------------------
   NUMBER OF        5    SOLE VOTING POWER
                         4,637,011
    SHARES        --------------------------------------------------------------
                    6    SHARED VOTING POWER
 BENEFICIALLY            544,471 (1)
                  --------------------------------------------------------------
 OWNED BY EACH      7    SOLE DISPOSITIVE POWER
                         4,637,011
  REPORTING       --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
 PERSON WITH             544,471 (1)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           5,181,482 (1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
           EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           18.6% (2)
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Of these shares, 400,000 are owned by the Donald L. Morton, M.D., Grantor Retained Annuity Trust #2 dated 9/27/2005, and 114,471 are held in the name of the Donald L. Morton, M.D., Grantor Retained Annuity Trust dated 9/6/2002, and are currently distributable to The Morton Children's Trust dated 9/6/2002. The Reporting Party disclaims beneficial ownership of all 544,471 shares.

(2)  Based on 27,880,000 shares of common stock outstanding.

---------------------------------                     --------------------------
      CUSIP No. 13738Y108              13G                Page 4 of 10 Pages
---------------------------------                     --------------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           ONCOVAC, INC., A CALIFORNIA CORPORATION
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*              (a)  [ ]

                                                                        (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA, UNITED STATES
--------------------------------------------------------------------------------
   NUMBER OF        5    SOLE VOTING POWER
                         98,814
    SHARES        --------------------------------------------------------------
                    6    SHARED VOTING POWER
 BENEFICIALLY            NONE
                  --------------------------------------------------------------
 OWNED BY EACH      7    SOLE DISPOSITIVE POWER
                         98,814
  REPORTING       --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
 PERSON WITH             NONE
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           98,814
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
           EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           .4 % (1)
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Based on 27,880,000 shares of common stock outstanding.

---------------------------------                     --------------------------
      CUSIP No. 13738Y108              13G                Page 5 of 10 Pages
---------------------------------                     --------------------------

--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           DONALD L. MORTON, M.D., GRANTOR RETAINED ANNUITY TRUST DATED SEPTEMBER 6, 2002
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*             (a)  [ ]

                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA, UNITED STATES
--------------------------------------------------------------------------------
   NUMBER OF        5    SOLE VOTING POWER
                         144,471
    SHARES        --------------------------------------------------------------
                    6    SHARED VOTING POWER
 BENEFICIALLY            NONE
                  --------------------------------------------------------------
 OWNED BY EACH      7    SOLE DISPOSITIVE POWER
                         144,471
  REPORTING       --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
 PERSON WITH             NONE
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           144,471
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
           EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           .5% (1)
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) 144,471 Shares in the name of Donald L. Morton, M.D., Grantor Retained Annuity Trust, dated September 6, 2002, distributable to The Morton Children's Trust dated 9/6/2002 for which the Reporting Person disclaims beneficial ownership.

(2)  Based on 27,880,000 shares of common stock outstanding.

---------------------------------                     --------------------------
      CUSIP No. 13738Y108              13G                Page 6 of 10 Pages
---------------------------------                     --------------------------

--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           DONALD L. MORTON, M.D., GRANTOR RETAINED ANNUITY TRUST #2 DATED SEPTEMBER 27, 2005
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*             (a)  [ ]

                                                                       (b)  [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA, UNITED STATES
--------------------------------------------------------------------------------
   NUMBER OF        5    SOLE VOTING POWER
                         400,000
    SHARES        --------------------------------------------------------------
                    6    SHARED VOTING POWER
 BENEFICIALLY            NONE
                  --------------------------------------------------------------
 OWNED BY EACH      7    SOLE DISPOSITIVE POWER
                         400,000
  REPORTING       --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
 PERSON WITH             NONE
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           400,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
           EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           1.4% (1)
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) 400,000 Shares owned by Donald L. Morton, M.D., Grantor Retained Annuity Trust #2, dated September 27, 2005, for which the Reporting Person disclaims beneficial ownership.

(2)  Based on 27,880,000 shares of common stock outstanding.

CUSIP No. 13738Y107



ITEM 1(a).     NAME OF ISSUER:

               CancerVax Corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2110 Rutherford Road, Carlsbad, California 92008

ITEM 2(a).     NAME OF PERSON FILING:

               This Schedule 13G is being filed by the following persons:

               (i)    Donald L. Morton, M.D.

               (ii)   Donald L. Morton Family Trust dated June 2, 1989

               (iii) Donald L. Morton, M.D., Grantor Retained Annuity Trust dated September 6, 2002

               (iv)   OncoVac, Inc, a California corporation

               (v) Donald L. Morton, M.D., Grantor Retained Annuity Trust #2 dated September 27, 2005

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               (i)    Donald L. Morton, M.D.
                      c/o Valensi, Rose, Magaram, Morris & Murphy
                      2029 Century Park East, Suite 2050
                      Los Angeles, CA 90067
               (ii)   Donald L. Morton Family Trust dated June 2, 1989
                      c/o Valensi, Rose, Magaram, Morris & Murphy
                      2029 Century Park East, Suite 2050
                      Los Angeles, CA 90067
               (iii) Donald L. Morton, M.D., Grantor Retained Annuity Trust c/o Valensi, Rose, Magaram, Morris & Murphy
                      2029 Century Park East, Suite 2050
                      Los Angeles, CA 90067
               (iv)   OncoVac, Inc.
                      c/o Valensi, Rose, Magaram, Morris & Murphy
                      2029 Century Park East, Suite 2050
                      Los Angeles, CA 90067

               (v) Donald L. Morton, M.D., Grantor Retained Annuity Trust #2 c/o Valensi, Rose, Magaram, Morris & Murphy
                      2029 Century Park East, Suite 2050
                      Los Angeles, CA 90067

ITEM 2(c).     CITIZENSHIP:

               Donald L. Morton is a United States citizen; Donald L. Morton Family Trust dated June 2, 1989 is a trust organized under the laws of the state of California; Donald L. Morton, M.D., Grantor Retained Annuity Trust is a trust organized under the laws of the state of California; OncoVac, Inc. is a corporation organized under the laws of the state of California; and Donald L. Morton, M.D., Grantor Retained Annuity Trust #2 is a trust organized under the laws of the state of California.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, Par Value $0.00004 Per Share

ITEM 2(e).     CUSIP NUMBER:

               13738Y107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [ ]   Broker or dealer registered under Section 15 of the
                          Exchange Act.

               (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange
                          Act.

               (c)  [ ]   Insurance company as defined in Section 3(a)(19) of
                          the Exchange Act.

               (d)  [ ]   Investment company registered under Section 8 of the
                          Investment Company Act.

               (e)  [ ]   An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

               (f)  [ ]   An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ]   A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)  [ ]   A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;

               (i)  [ ]   A church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

This statement is being filed jointly by the Reporting Persons, although each of them expressly disaffirms membership in any group under Rule 13d-5 of the Exchange Act.

ITEM 4.    OWNERSHIP.

           (a) Amount Beneficially Owned:

Donald L. Morton, M.D. is the grantor and sole current beneficiary of the Donald
L. Morton Family Trust, a revocable trust, which is the record holder of 4,538,197 shares. The Donald L. Morton Family Trust is the sole stockholder of OncoVac, Inc., which is the record holder of 98,814 shares. Donald L. Morton, through such entities, may be deemed the beneficial owner of 4,637,011 shares of the common stock of the Issuer. Donald L. Morton is the grantor of the Donald L. Morton, M.D., Grantor Retained Annuity Trust #2, which is the record holder of 400,000 shares. Donald L. Morton is the grantor of the Donald L. Morton, M.D., Grantor Retained Annuity Trust, which is the record holder of 144,471 shares, which shares are currently distributable to The Morton Children's Trust, a trust of which Donald L. Morton is the grantor. By virtue of the relationships among these shareholders, Donald L. Morton may by deemed to own beneficially all of the shares.

Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of its pecuniary interest therein, if any, and except in the case of Donald L. Morton, M.D. and the Donald L. Morton Family Trust as to the shares held of record by the Donald L. Morton Family Trust and OncoVac, Inc.

      (b)  Percent of Class:

           Name                            No. of Shares      Percent of Class

           Donald L. Morton, M.D.            5,181,482            18.6%

           Donald L. Morton Family Trust     5,181,482            18.6%

           OncoVac, Inc.                        98,814              .4%

           Donald L. Morton, M.D. GRAT         144,471              .5%

           Donald L. Morton GRAT #2            400,000             1.4%

The foregoing percentages are based upon 27,880,000 shares outstanding, as reflected on the Issuer's Form 10Q for the Quarter ended September 30, 2005, unless based on more recent information obtained directly from the Issuer (with beneficial ownership determined as set forth in Rule 13d-3 under the Exchange Act, but with beneficial ownership being expressly disclaimed as to 544,471 shares).

               (c)    Number of shares as to which such person has:

                      (i)    Sole power to vote or to direct the vote:

                             Donald L. Morton                    4,637,011

                             Donald L. Morton Family Trust       4,637,011

                             OncoVac, Inc.                          98,814

                             Donald L. Morton, M.D. Grantor
                             Retained Annuity Trust                144,471

                             Donald L. Morton, M.D. Grantor
                             Retained Annuity Trust #2             400,000

                      (ii)   Shared power to vote or to direct the vote:

                             Donald L. Morton and Donald L. Morton
                             Family Trust                           544,471 (1)

                      (iii) Sole power to dispose or to direct the disposition of:

                             Donald L. Morton                     4,637,011

                             Donald L. Morton Family Trust        4,637,011

                             OncoVac, Inc.                           98,814

                             Donald L. Morton, M.D. Grantor
                             Retained Annuity Trust                 144,471

                             Donald L. Morton, M.D. GRAT #2         400,000

                      (iv) Shared power to dispose or to direct the disposition of:

                             Donald L. Morton and Donald
                             L. Morton Family Trust                 544,471 (1)

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

ITEM 10.   CERTIFICATIONS.

               By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------

(1) Of these shares, 400,000 are owned by Donald L. Morton, M.D., Grantor Retained Annuity Trust #2, dated September 27, 2005; and 144,471 are held in the name of Donald L. Morton, M.D., Grantor Retained Annuity Trust dated September 6, 2002, and are currently distributable to The Morton Children's Trust dated September 6, 2002. The Reporting Party disclaims beneficial ownership of all 544,471 shares.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005                   By: /s/ DONALD L. MORTON, M.D.
                                               --------------------------
                                                 Donald L. Morton, M.D.

                                           DONALD L. MORTON FAMILY TRUST


                                           /s/ DONALD L. MORTON, M.D.
                                           --------------------------
                                           By:  Donald L. Morton, M.D.
                                           Title:  Trustee

                                           ONCOVAC, INC.,
                                           A California corporation

                                           /s/ DONALD L. MORTON, M.D.
                                           --------------------------
                                           By:  Donald L. Morton, M.D.
                                           Title:  President

                                           DONALD L. MORTON, M.D., GRANTOR
                                           RETAINED ANNUITY TRUST

                                           /s/ DONALD L. MORTON, M.D.
                                           --------------------------
                                           By:  Donald L. Morton, M.D.
                                           Title:  Trustee

                                           DONALD L. MORTON, M.D., GRANTOR
                                           RETAINED ANNUITY TRUST #2


                                           --------------------------
                                           By:  Donald L. Morton, M.D.
                                           Title:  Trustee